Exhibit 10.1

July 9, 2014

HAND-DELIVERED

Ms. Cheryl Cohen

[address]

Re:	Separation Agreement

Dear Cheryl:

This letter sets forth the terms of the separation agreement (the “Agreement”) between you and Medivation, Inc. (the “Company”) regarding your employment transition.

1. Separation Date; Final Pay. As you were informed, your last day of employment and your employment termination date is today, July 9, 2014 (the “Separation Date”). On the Separation Date or within the timing required by law, the Company shall pay you all accrued salary earned by you through the Separation Date, less standard payroll deductions and withholdings. You are entitled to this payment by law and will receive it regardless of whether or not you sign this Agreement. As you know, due to your level in the Company, you did not accrue vacation or other Paid Time Off (“PTO”) and instead were permitted to take time off, with pay, within your discretion; thus, no payment for accrued or unused vacation or PTO is owed or will be provided.

2. Severance Benefits. You and the Company understand that your termination of employment qualifies as a “separation from service” for purposes of Treasury Regulation Section 1.409A-1(h). Accordingly, if, on or within twenty-one (21) days after the Separation Date, you sign, date and return this Agreement to the Company, and you do not subsequently revoke it, the Company will provide you the severance benefits (the “Severance Benefits”) set forth below.

(a) Severance Payment. The Company will pay you a lump sum severance amount equal to three (3) months of your base salary in effect as of the Separation Date, subject to standard payroll deductions and withholdings (the “Severance Payment”). The Severance Payment will be paid on the first regular payday no earlier than one week after the Effective Date of this Agreement (as defined in Section 13(d)).

(b) Health Insurance. To the extent provided by the federal COBRA law or, if applicable, state insurance laws (collectively, “COBRA”), and by the Company’s current group health insurance policies, you will be eligible to continue your group health insurance benefits after the Separation Date. Later, you may be able to convert to an individual policy through the provider of the Company’s health insurance, if you wish. You will be provided

July 9, 2014

Ms. Cheryl Cohen

with a separate notice describing your rights and obligations under COBRA laws on or after the Separation Date. As an additional Severance Benefit, if you timely elect continued group health insurance coverage under COBRA, the Company will reimburse your COBRA premium payments sufficient to continue your group coverage at its current level including costs of dependent coverage, if applicable, through the earlier of either of the following provided that you remain eligible for COBRA coverage (such applicable time period, the “COBRA Payment Period”): (A) October 31, 2014; or (B) the date that you become eligible for group health insurance coverage through a new employer. You must promptly notify Maya Thaw in writing if you become eligible for group health insurance coverage through a new employer prior to October 31, 2014. Notwithstanding the foregoing, if the Company determines, in its sole discretion, that it cannot pay the COBRA payments without a substantial risk of violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company instead shall provide you with taxable monthly payments in an amount equal to the premium amount for the first month of your COBRA coverage, and such monthly installments shall be made through the remainder of the COBRA Payment Period.

(c) Equity Grants. Your termination of employment qualifies as a “Termination of Service” under the Company’s Amended and Restated 2004 Equity Incentive Award Plan (the “Plan”). Thus, vesting of your outstanding stock options or other equity awards (including but not limited to Restricted Stock Unit awards) (the “Equity Grants”) will cease as of the Separation Date, and all unvested awards will terminate on the Separation Date. However, as an additional severance benefit, the Company will accelerate the vesting of those options or shares granted by the Equity Grants that would have vested if your continuous service had continued through October 7, 2014. Except as expressly modified herein, your Equity Grants shall continue to be governed by the applicable grant notices, agreements, and the Plan.

(d) Earlier Termination of Severance Benefits. As a condition of your receipt of the Severance Benefits, you must continue to comply with your continuing obligations to the Company, including but not limited to your full continued compliance with this Agreement. For example, in the event of any material breach of this Agreement, the Company’s obligation to provide the Severance Benefits immediately shall terminate and you will receive no further Severance Benefits.

(e) Section 409A Compliance. It is intended that the Severance Payments be exempt from Section 409A of the Internal Revenue Code under Treasury Regulations Sections 1.409A-1(b)(4) and 1.409A-1(b)(9)(iii) and will be implemented and construed in accordance therewith to the greatest extent permitted under applicable law.

3. No Other Compensation or Benefits. You acknowledge that, except as expressly provided in this Agreement, you have not earned and will not receive from the Company any additional compensation, severance, or benefits on or after the Separation Date, with the exception of any vested benefits you may have under the express terms of a written ERISA-qualified benefit plan (e.g., 401(k) account). By way of example, you acknowledge that you have not earned and are not owed any bonus or incentive compensation for 2014 (or any other time period), sales commissions or equity.

July 9, 2014

Ms. Cheryl Cohen

4. Expense Reimbursement. You agree that, within thirty (30) days of the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. The Company will reimburse you for such expenses pursuant to its regular business practice and policies.

5. Return of Company Property. You agree to return to the Company, within five (5) business days after the Separation Date, all Company documents (and all copies thereof) and other property of the Company in your possession or control, including, but not limited to, Company files, notes, correspondence, memoranda, notebooks, drawings, records, reports, lists, compilations of data, proposals, agreements, drafts, minutes, studies, plans, forecasts, purchase orders, financial and operational information, product and training information, research and development information, clinical trial information, sales and marketing information, personnel and compensation information, vendor information, promotional literature and instructions, product specifications and manufacturing information, computer-recorded information, electronic information (including e-mail and correspondence), other tangible property and equipment (including, but not limited to, computer equipment, PDAs, facsimile machines, and cellular telephones), credit cards, entry cards, identification badges and keys; and any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof in whole or in part). You agree that you will make a diligent search to locate any such documents, property and information within this timing. In addition, if you have used any personally owned computer, server, e-mail system, mobile phone, or portable electronic device (e.g., BlackBerry), (collectively, “Personal Systems”) to receive, store, prepare or transmit any Company confidential or proprietary data, materials or information, then within five (5) business days after the Separation Date, you will provide the Company with a computer-useable copy of all such information and then permanently delete and expunge all such Company confidential or proprietary information from such Personal Systems without retaining any copy or reproduction in any form. You agree to provide the Company access to your Personal Systems, as requested, for the purpose of verifying that the required copying and/or deletion is completed. Your timely compliance with the provisions of this Section 5 is a condition of your receipt of the Severance Benefits hereunder.

6. Proprietary Information Obligations. You agree to refrain from any use or disclosure of the Company’s proprietary, confidential or trade secret information or material (including but not limited to product information, processes, know-how, designs, formulas, developmental or experimental work, computer programs (including source code and object code), databases, other original works of authorship, customer lists, business plans, financial information or other subject matter pertaining to any business of the Company or any of its clients, customers, consultants or licensees) (collectively, “Confidential Information”), as well as proprietary, confidential or trade secret information regarding third parties that you received through or in regards to your employment with the Company.

7. Confidentiality. The provisions of this Agreement will be held in strictest confidence by you and the Company and it will not be publicized or disclosed in any manner whatsoever; provided, however, that: (a) you may disclose this Agreement in confidence to your

July 9, 2014

Ms. Cheryl Cohen

immediate family; (b) you may disclose this Agreement in confidence to your attorneys, accountants, auditors, tax preparers, and financial advisors; (c) the Company may disclose this Agreement as required by corporate disclosure requirements; and (d) you and the Company may disclose this Agreement pursuant to a government investigation, if necessary to enforce its terms, or as otherwise required by law.

8. Nondisparagement. You agree not to disparage or subvert, verbally or in writing, the Company, its collaboration partners, and its and their current and former officers, directors, employees, shareholders and agents, in any manner likely to be harmful to them or their business, business reputations or personal reputations; provided, however, that you must respond accurately and truthfully to any question, inquiry or request for information when required by legal process (e.g., a valid subpoena or other similar compulsion of law) or as part of a government investigation.

9. No Voluntary Adverse Action; and Cooperation. You agree that you will not voluntarily provide assistance, information or advice, directly or indirectly (including through agents or attorneys), to any person or entity in connection with any proposed or pending litigation, arbitration, administrative claim, cause of action, or other formal proceeding of any kind brought against the Company, its parent or subsidiary entities, affiliates, officers, directors, employees or agents, nor shall you induce or encourage any person or entity to bring any such claims; provided, however, that you must respond accurately and truthfully to any question, inquiry or request for information when required by legal process (e.g., a valid subpoena or other similar compulsion of law) or as part of a government investigation. In addition, you agree to cooperate fully with the Company in connection with its actual or contemplated defense, prosecution, or investigation of any claims or demands by or against third parties, or other matters arising from events, acts, or failures to act that occurred during the period of your employment by the Company. Such cooperation includes, without limitation, making yourself available to the Company upon reasonable notice, without subpoena, to provide complete, truthful and accurate information in witness interviews, depositions, and trial testimony. The Company will reimburse you for reasonable out-of-pocket expenses you incur in connection with any such cooperation (excluding forgone wages, salary, or other compensation) and will make reasonable efforts to accommodate your scheduling needs. In addition, you agree to execute all documents (if any) necessary to carry out the terms of this Agreement.

10. Nonsolicitation of Employees, Contractors or Consultants. You agree, for one (1) year after the Separation Date, not to solicit, induce, or attempt to solicit or induce, any employees, independent contractors or consultants of the Company to reduce or terminate his, her or its employment or other relationship with the Company.

11. Noncompetition. You agree that for one (1) year after the Separation Date, you will not, except with the Company’s prior written consent, directly or indirectly, provide any services or work of any kind to Johnson & Johnson or any of its subsidiaries or affiliates on or in connection with any products that are competitive the products on which you worked or about which you learned Confidential Information (as that term is defined in Section 6 above) during your employment with the Company.

July 9, 2014

Ms. Cheryl Cohen

12. No Admissions. Nothing contained in this Agreement shall be construed as an admission by you or the Company of any liability, obligation, wrongdoing or violation of law.

13. Release of Claims.

(a) General Release. In exchange for the Severance Benefits provided to you under this Agreement to which you would not otherwise be entitled, and except as otherwise set forth in this Agreement, you hereby generally and completely release the Company, its parent and subsidiary entities, and its and their current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, insurers, affiliates, and assigns (collectively, the “Released Parties”) of and from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to or on the date you sign this Agreement (collectively, the “Released Claims”).

(b) Scope of Release. The Released Claims include, but are not limited to: (i) all claims arising out of or in any way related to your employment with the Company, or the termination of that employment; (ii) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (iii) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing (including, but not limited to, any claims arising under or based on the Severance Agreement); (iv) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (v) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964, the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (the “ADEA”), the federal Family and Medical Leave Act (“FMLA”), the California Family Rights Act, the California Labor Code, the California Fair Employment and Housing Act, the Illinois Human Rights Act, the Illinois Equal Pay Act, the Illinois Whistleblower Act, and the Cook County Human Rights Ordinance.

(c) Excluded Claims. Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (i) any rights or claims for indemnification you may have pursuant to your Indemnification Agreement with the Company dated September 6, 2011 (a copy of which is attached as Exhibit A), the charter, bylaws, or operating agreements of the Company, or under applicable law; (ii) any rights or claims which are not waivable as a matter of law; and (iii) any claims for breach of this Agreement. In addition, nothing in this Agreement prevents you from filing, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission, the Department of Labor, the California Department of Fair Employment and Housing, the Illinois Department of Human Rights, or any other government agency, except that you acknowledge and agree that you are hereby waiving your right to any monetary benefits in connection with any such claim, charge or proceeding. You hereby represent and warrant that, other than the Excluded Claims, you are not aware of any claims you have or might have against any of the Released Parties that are not included in the Released Claims.

July 9, 2014

Ms. Cheryl Cohen

(d) ADEA Waiver. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you have under the ADEA, and that the consideration given for the waiver and release you have given in this Agreement is in addition to anything of value to which you were already entitled. You further acknowledge that you have been advised, as required by the ADEA, that: (i) your waiver and release does not apply to any rights or claims that arise after the date you sign this Agreement; (ii) you should consult with an attorney prior to signing this Agreement (although you may choose voluntarily not to do so); (iii) you have twenty-one (21) days from the Separation Date to consider this Agreement; (iv) you have seven (7) days following the date you sign this Agreement to revoke this Agreement (in a written revocation sent to me); and (v) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after you sign this Agreement provided that you do not revoke it (the “Effective Date”).

(e) Section 1542 Waiver. In giving the releases set forth in this Agreement, which include claims which may be unknown to you at present, you acknowledge that you have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.” You hereby expressly waive and relinquish all rights and benefits under that section and any law or legal principle of similar effect in any jurisdiction with respect to the releases granted herein, including but not limited to the release of unknown and unsuspected claims granted in this Agreement.

14. Job Reference Inquiries. The Company agrees to respond to job reference inquiries consistent with its standard practice by providing your job title, dates of employment, and salary amount (if you authorize disclosure of your salary amount in advance). You agree to direct prospective employers to the Company’s Human Resources department for such references.

15. Representations. You hereby represent and warrant that (a) you have been paid all compensation owed and for all time worked, (b) you have received all the leave and leave benefits and protections for which you are eligible pursuant to FMLA, any applicable law or Company policy, and (c) you have not suffered any on-the-job injury or illness for which you have not already filed a workers’ compensation claim.

16. Arbitration.

(a) Agreement to Arbitrate. To ensure the rapid and economical resolution of disputes that may arise under this Agreement, you and the Company both agree that any and all disputes, claims, or causes of action, in law or equity, including but not limited to statutory claims, arising from or relating to the enforcement, breach, performance, or interpretation of this Agreement, your employment with the Company, or the termination of your employment from the Company, will be resolved pursuant to the Federal Arbitration Act, 9 U.S.C. §1-16, and to the fullest extent permitted by law, by final, binding and confidential arbitration conducted in San Francisco, California by JAMS, Inc. (“JAMS”) or its successors. Both you and the Company acknowledge that by agreeing to this arbitration procedure, you each waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding.

July 9, 2014

Ms. Cheryl Cohen

(b) Governing Rules.

(i) Any such arbitration proceeding will be governed by JAMS’ then applicable rules and procedures for employment disputes, which can be found at www.jamsadr.com/rules-employment-arbitration/, and which will be provided to you upon request.

(ii) In any such proceeding, the Arbitrator shall: (i) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (ii) issue a written arbitration decision including the arbitrator’s essential findings and conclusions and a statement of the award.

(iii) You and the Company each shall be entitled to all rights and remedies that either would be entitled to pursue in a court of law; provided, however, that in no event shall the Arbitrator be empowered to hear or determine any class or collective claim of any type. This paragraph shall not apply to an action or claim brought pursuant to the California Private Attorneys General Act of 2004.

(iv) Nothing in this Agreement is intended to prevent either the Company or Executive from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration pursuant to applicable law.

(c) Arbitration Fees. The Company shall pay all filing fees in excess of those which would be required if the dispute were decided in a court of law, and shall pay the arbitrator’s fees and any other fees or costs unique to arbitration.

17. Miscellaneous. This Agreement, including Exhibit A, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to its subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a written agreement signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, and their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question shall be deemed modified so as to be rendered enforceable in a manner consistent with the intent of the parties, insofar as possible under applicable law. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement, or rights hereunder, shall be in writing and shall not be deemed to be a waiver of any successive breach or rights hereunder. This Agreement shall be deemed to have been entered into, and shall be construed and enforced, in accordance with the laws of the State of Illinois without regard to conflicts of law principles.

July 9, 2014

Ms. Cheryl Cohen

This Agreement may be executed in counterparts, each of which shall be deemed to be part of one original, and facsimile signatures shall be equivalent to original signatures.

If this Agreement is acceptable to you, please sign below on or within twenty-one (21) days from the Separation Date, and return it to me. If you do not sign and return it to the Company within the aforementioned timeframe, the Company’s offer to enter into this Agreement and provide the Severance Benefits will expire.

We wish you the best in your future endeavors.

Sincerely,

MEDIVATION, INC.

By:	/s/ David Hung
David Hung
Chief Executive Officer

Exhibit A – Indemnification Agreement

UNDERSTOOD AND AGREED:

/s/ Cheryl Cohen	7-30-14
Cheryl Cohen	Date

EXHIBIT A

INDEMNIFICATION AGREEMENT

A-1

INDEMNIFICATION AGREEMENT

This Indemnification Agreement (“Agreement”) is made as of September 6, 2011, (the “Effective Date”) by and between Medivation, Inc., a Delaware corporation (the “Company”), and Cheryl Cohen, who serves as a director and/or an officer of the Company (“Indemnitee”).

RECITALS

WHEREAS, highly competent persons have become more reluctant to serve corporations unless they are provided with adequate protection through insurance and/or indemnification against the risks of claims being asserted against them arising out of their service to and activities on behalf of such corporations; and

WHEREAS, the Board of Directors of the Company (the “Board”) has determined that the increased difficulty in attracting and retaining such persons is detrimental to the best interests of the Company’s investors and that the Company should act to assure such persons that there will be increased certainty of such protection in the future; and

WHEREAS, the Board has determined that, in order to help attract and retain qualified individuals as directors and officers, the best interests of the Company and its investors will be served by attempting to maintain, on an ongoing basis, at the Company’s sole expense, insurance to protect persons serving the Company and its subsidiaries as directors, officers and in other capacities from certain liabilities. Although the furnishing of such insurance has been a customary and widespread practice among United States-based corporations and other business enterprises for many years, the Company believes that, given current market conditions and trends, such insurance may be available to it in the future only at higher premiums and with more exclusions. At the same time, directors and officers, in service to corporations or business enterprises are being increasingly subjected to expensive and time-consuming litigation; and

WHEREAS, the Board has determined that, in order to help attract and retain qualified individuals as directors, officers and in other capacities, the best interests of the Company and its investors will be served by assuring such individuals that the Company will indemnify them to the maximum extent permitted by law; and

WHEREAS, the Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) and the By-Laws (the “By-Laws”) of the Company require indemnification of the officers and directors of the Company, and Indemnitee may also be entitled to indemnification pursuant to the Delaware General Corporation Law (“DGCL”); and

WHEREAS, the Certificate of Incorporation, the By-Laws and the DGCL expressly provide that the indemnification provisions set forth therein are not exclusive, and thereby contemplate that contracts may be entered into between the Company and members of the Board with respect to indemnification and the advancement of defense costs; and

WHEREAS, it therefore is reasonable, prudent and necessary for the Company contractually to obligate itself to indemnify, and to advance defense costs on behalf of, such persons to the fullest extent permitted by applicable law so that they will serve or continue to serve the Company free from undue concern that they will not be so indemnified; and

WHEREAS, this Agreement is a supplement to and in furtherance of the Certificate of Incorporation, By-Laws and any resolutions adopted pursuant thereto, and shall not be deemed a substitute therefor, nor shall it be deemed to diminish or abrogate any rights of Indemnitee thereunder; and

WHEREAS, the Board recognizes that the Indemnitee does not regard the protection available under the Company’s Certificate of Incorporation, the By-Laws and insurance program as adequate in the present circumstances, and may not be willing to serve or continue to serve as a director, officer and/or in such other capacity as the Company may request without adequate protection, and the Company desires Indemnitee to serve in such capacity; and

WHEREAS, Indemnitee is willing to serve, and continue to serve, as a member of the Board of Directors (and any committee thereof) and/or an officer of the Company, on the condition that he or she be indemnified as provided for herein.

NOW, THEREFORE, in consideration of the premises and the covenants contained herein, the Company and Indemnitee do hereby covenant and agree as follows:

1. Services to the Company. Indemnitee will serve or continue to serve, at the will of the Company, a director or officer of the Company for so long as Indemnitee is duly elected or appointed or until Indemnitee tenders his or her resignation. This Agreement shall not serve as a binding commitment on the part of Indemnitee to continue to serve in such capacity, or on the part of the Company to cause him to continue as such.

2. Definitions. As used in this Agreement:

(a) A “Change in Control” shall be deemed to occur upon the earliest to occur after the date of this Agreement of any of the following events:

(i) Any Person (excluding any employee benefit plan of the Company or any subsidiary of the Company) is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company’s outstanding securities then entitled ordinarily to vote for the election of directors; or

(ii) During any period of two (2) consecutive years commencing on or after the Effective Date, the individuals who at the beginning of such period constitute the Board or any individuals who would be Continuing Directors (as defined below) cease for any reason to constitute at least a majority thereof; or

(iii) The Board shall approve a sale of all or substantially all of the assets of the Company; or

(iv) The Board shall approve any merger, consolidation, or like business combination or reorganization of the Company, the consummation of which would result in the occurrence of any event described in clause (i) or (ii), above.

(b) “Continuing Directors” shall mean the directors of the Company in office on the Effective Date and any successor to any such director and any additional director who after the Effective Date (i) was nominated or selected by a majority of the Continuing Directors in office at the time of his or her nomination or selection and (ii) who is not an “affiliate” or “associate” (as defined in Regulation 12B promulgated under the Exchange Act) of any person who is the beneficial owner, directly or indirectly, of securities representing ten percent (10%) or more of the combined voting power of the Company’s outstanding securities then entitled ordinarily to vote for the election of directors.

(c) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(d) “Person” shall have the meaning set forth in Sections 13(d) and 14(d) of the Exchange Act; provided, however, that Person shall exclude (i) the Company and (ii) any trustee or other fiduciary holding securities under an employee benefit plan of the Company or a subsidiary of the Company.

(e) “Beneficial Owner” shall have the meaning given to such term in Rule 13d-3 issued under the Exchange Act; provided, however, that Beneficial Owner shall exclude any Person becoming a Beneficial Owner by reason of the stockholders of the Company approving a merger of the Company with another entity,

(f) “Corporate Status” shall describe the status of a person who is or was a director, officer, trustee, partner, member, fiduciary, employee or agent of the Company or of any other Enterprise (as defined below), which such person is or was serving at the request of the Company.

(g) “Disinterested Director” shall mean a director of the Company who is not and was not a party to the Proceeding (as defined below) in respect of which indemnification is sought by Indemnitee.

(h) “Enterprise” shall mean any corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise of which Indemnitee is or was serving at the request of the Company as a director, officer, trustee, administrator, partner, member, fiduciary, employee or agent.

(i) “Expenses” shall include all reasonable attorneys’ fees, retainers, court costs, transcript costs, fees of experts and accountants, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees, and all other disbursements or expenses of the types and amounts customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, being or preparing to be a witness in, or otherwise participating in, a Proceeding (as defined below). Expenses also shall include costs incurred in connection with any appeal resulting from any Proceeding (as defined below), including, without limitation, the premium, security for, and other costs relating to any bond, supersedeas bond, or other appeal bond or its equivalent. Expenses, however, shall not include amounts paid in settlement by Indemnitee or the amount of judgments or fines against Indemnitee.

(j) References to “fines” shall include any excise tax assessed on a person with respect to any employee benefit plan pursuant to applicable law.

(k) References to “serving at the request of the Company” shall include any service provided at the request of the Company as a director, officer, trustee, administrator, partner, member, fiduciary, employee or agent of the Company which imposes duties on, or involves services by, such director, officer, trustee, administrator, partner, member, fiduciary, employee or agent with respect to an employee benefit plan, its participants or beneficiaries.

(l) Any action taken or omitted to be taken by a person for a purpose which he or she reasonably believed to be in the interests of the participants and beneficiaries of an employee benefit plan shall be deemed to have been taken in “good faith” and for a purpose which is “not opposed to the best interests of the Company”, as such terms are referred to in this Agreement and used in the DGCL.

(m) The term. “Proceeding” shall include any threatened, pending or completed action, suit, arbitration, alternate dispute resolution mechanism, investigation, inquiry, administrative hearing or any other actual, threatened or completed proceeding, whether brought in the right of the Company or otherwise and whether of a civil, criminal, administrative or investigative nature, including any related appeal, in which Indemnitee was, is or will be involved as a party or witness or otherwise by reason of the fact that Indemnitee is or was a director, officer, trustee, administrator, partner, member, fiduciary, employee or agent of the Company, by reason of any action taken or not taken by him or her while acting as director, officer, trustee, administrator, partner, member, fiduciary, employee or agent of the Company, or by reason of the fact that he or she is or was serving at the request of the Company as a director, officer, trustee, administrator, partner, member, fiduciary, employee or agent of any other Enterprise, in each case whether or not serving in such capacity at the time any liability or expense is incurred for which indemnification, reimbursement, or advancement of expenses can be provided under this Agreement.

(n) “Independent Counsel” means a law firm, or a member of a law firm, that is experienced in matters of corporation law and neither presently is, nor in the past five (5) years has been, retained to represent: (i) the Company or Indemnitee in any matter material to either such party (other than with respect to matters concerning the Indemnitee under this Agreement, or other indemnitees under similar indemnification agreements), or (ii) any other party to the Proceeding giving rise to a claim for indemnification hereunder. Notwithstanding the foregoing, the term “Independent Counsel” shall not include any person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing either the Company or Indemnitee in an action to determine Indemnitee’s rights under this Agreement.

3. Indemnity in Third-Party Proceedings. The Company shall indemnify and hold harmless Indemnitee in accordance with the provisions of this Section 3 if Indemnitee is made, or is threatened to be made, a party to or a participant in (as a witness or otherwise) any Proceeding, other than a Proceeding by or in the right of the Company to procure a judgment in its favor. Pursuant to this Section 3, Indemnitee shall be indemnified and held harmless against all judgments, fines, penalties, amounts paid in settlement (if such settlement is approved in writing in advance by the Company, which approval shall not be unreasonably withheld) (including, without limitation, all interest, assessments and other charges paid or payable in connection with or in respect of any of the foregoing) (collectively, “Losses”) and Expenses actually and reasonably incurred by Indemnitee or on his or her behalf in connection with such Proceeding or any action, discovery event, claim, issue or matter therein or related thereto, if Indemnitee acted in good faith, for a purpose which he or she reasonably believed to be in or not opposed to the best interests of the Company and, in the case of a criminal Proceeding, in addition, had no reasonable cause to believe that his or her conduct was unlawful.

4. Indemnity in Proceedings by or in the Right of the Company. The Company shall indemnify Indemnitee in accordance with the provisions of this Section 4 if Indemnitee is made, or is threatened to be made, a party to or a participant in (as a witness or otherwise) any Proceeding by or in the right of the Company to procure a judgment in its favor. Pursuant to this Section 4, Indemnitee shall be indemnified and held harmless against all Expenses actually and reasonably incurred by him or her or on his or her behalf in connection with the defense or settlement of such Proceeding or any action, discovery event, claim, issue or matter therein or related thereto, if Indemnitee acted in good faith, for a purpose which he or she reasonably believed to be in or not opposed to the best interests of the Company. No indemnification, however, shall be made under this Section 4 in respect of any claim, issue or matter as to which Indemnitee shall have been adjudged to be liable to the Company, unless and only to the extent that the court in which the Proceeding was brought or, if no Proceeding was brought in a court, any court of competent jurisdiction, determines upon application that, in view of all the circumstances of the case, Indemnitee fairly and reasonably is entitled to indemnification for such portion of the Expenses as the court deems proper.

5. Indemnification for Expenses Where Indemnitee is Wholly or Partly Successful. Notwithstanding and in addition to any other provisions of this Agreement, to the extent that Indemnitee is a party to a Proceeding and is successful, on the merits or otherwise, in the defense of any claim, issue or matter therein, the Company shall indemnify and hold harmless Indemnitee against all Expenses actually and reasonably incurred by him or her or on his or her behalf in connection with such successful defense. For the avoidance of doubt, if Indemnitee is not wholly successful in such Proceeding but is successful, on the merits or otherwise, as to one or more but less than all claims, issues or matters in such Proceeding, the Company shall indemnify Indemnitee against all Expenses actually and reasonably incurred by him or her or on his or her behalf in connection with each successfully resolved claim, issue or matter. For purposes of this Section 5 and, without limitation, the termination of any claim, issue or matter in such a Proceeding by withdrawal or dismissal, with or without prejudice, shall be deemed to be a successful result as to such claim, issue or matter.

6. Indemnification for Expenses of a Witness. Notwithstanding and in addition to any other provision of this Agreement, to the extent that Indemnitee is, by reason of his or her Corporate Status, a witness in or otherwise incurs Expenses in connection with any Proceeding to which Indemnitee is not a party, he or she shall be indemnified and held harmless by the Company against all Expenses actually and reasonably incurred by him or her or on his or her behalf in connection therewith.

7. Additional Indemnification.

(a) Notwithstanding any limitation in Sections 3, 4, or 5 hereof or in Section 145 of the DGCL or other applicable statutory provision, the Company and the shall indemnify Indemnitee to the fullest extent permitted by law if Indemnitee is made, or is threatened to be made, a party to any Proceeding (including a Proceeding by or in the right of the Company to procure a judgment in its favor) against all Losses and Expenses actually and reasonably incurred by Indemnitee in connection with the Proceeding. No indemnification shall be made under this Section 7(a) on account of Indemnitee’s conduct which constitutes a breach of Indemnitee’s duty of loyalty to the Company or its investors or is an act or omission not in good faith or which involves intentional misconduct or a knowing violation of the law.

(b) For purposes of Sections 7(a), the meaning of the phrase “to the fullest extent permitted by law” shall include, but not be limited to:

i. to the fullest extent authorized or permitted by the then applicable provisions of the DGCL or other applicable statutory provision, that authorize or contemplate indemnification by agreement, or the corresponding provision of any amendment to or replacement of the DGCL or other applicable statutory provision, and

ii. to the fullest extent authorized or permitted by any amendments to or replacements of the DGCL or other applicable statutory provision, adopted after the date of this Agreement that increase the extent to which a corporation limited liability company or partnership, as applicable may indemnify its officers, directors or persons holding similar fiduciary responsibilities.

(c) Indemnitee shall be entitled to the prompt payment of all Expenses reasonably incurred in enforcing successfully (fully or partially) this Agreement.

8. Exclusions. Notwithstanding any provision in this Agreement, the Company shall not be obligated under this Agreement to make any indemnity in connection with any claim made against Indemnitee:

(a) for which payment actually has been received by or on behalf of Indemnitee under any insurance policy or other indemnity provision, except with respect to any excess beyond the amount actually received under such insurance policy or other indemnity provision; or

(b) for an accounting of profits made from the purchase and sale (or sale and purchase) by Indemnitee of securities of the Company or any subsidiary of the Company within the meaning of Section 16(b) of the Exchange Act, as amended, or similar provisions of state blue sky law, state statutory law or common law; or

(c) prior to a Change in Control, in connection with any Proceeding (or any part of any Proceeding) initiated by Indemnitee, including any Proceeding (or any part of any Proceeding) initiated by Indemnitee against the Company (other than any Proceeding referred to in Sections 13(d) or (e) below or any other Proceeding commenced to recover any Expenses referred to in Section 7(c) above) or its directors, officers, employees or other indemnitees, unless (i) the Board authorized the Proceeding (or any part of any Proceeding) prior to its initiation or (ii) the Company provides the indemnification, in its sole discretion, pursuant to the powers vested in the Company under applicable law; or

(d) if the funds at issue were paid pursuant to a settlement approved by a court and indemnification would be inconsistent with any condition with respect to indemnification expressly imposed by the court in approving the settlement.

9. Advances of Expenses; Defense of Claim.

(a) Notwithstanding any provision of this Agreement to the contrary, the Indemnitee shall be entitled to advances of Expenses incurred by him or her or on his or her behalf in connection with a Proceeding that Indemnitee claims is covered by Sections 3 and 4 hereof, prior to a final determination of eligibility for indemnification and prior to the final disposition of the Proceeding, upon the execution and delivery to the Company of an undertaking by or on behalf of the Indemnitee providing that the Indemnitee will repay such advances to the extent that it ultimately is determined that Indemnitee is not entitled to be indemnified by the Company. This Section 9(a) shall not apply to any claim made by Indemnitee for which indemnity is excluded pursuant to Section 8.

(b) The Company shall advance pursuant to Section 9(a) the Expenses incurred by Indemnitee in connection with any Proceeding within thirty (30) days after the receipt by the Company of a written statement or statements requesting such advances from time to time, whether prior to or after final disposition of any Proceeding. Advances shall be unsecured and interest free. Advances shall be made without regard to Indemnitee’s ability to repay such advances. Advances shall include any and all reasonable Expenses incurred pursuing an action to enforce such right to receive advances.

(c) The Company will be entitled to participate in the Proceeding at its own expense.

(d) The Company shall not settle any action, claim or Proceeding (in whole or in part) which would impose any Expense, judgment, fine, penalty or limitation on the Indemnitee without the Indemnitee’s prior written consent, which consent shall not be unreasonably withheld.

10. Procedure for Notification and Application for Indemnification.

(a) Within sixty (60) days after the actual receipt by Indemnitee of notice that he or she is a party to or is requested to be a participant in (as a witness or otherwise) any Proceeding, Indemnitee shall submit to the Company a written notice identifying the Proceeding. The failure by the Indemnitee to notify the Company within such 60-day period will not relieve the Company from any liability which it may have to Indemnitee (i) otherwise than under this Agreement, and (ii) under this Agreement, provided that if the Company can establish that such failure to notify the Company in a timely manner resulted in actual prejudice to the Company, then the Company will be relieved from liability under this Agreement only to the extent of such actual prejudice.

(b) Indemnitee shall at the time of giving such notice pursuant to Section 10(a) or thereafter deliver to the Company a written application for indemnification. Such application may be delivered at such time as Indemnitee deems appropriate in his or her sole discretion. Following delivery of such a written application for indemnification by Indemnitee, the Indemnitee’s entitlement to indemnification shall be determined promptly according to Section 11(a) of this Agreement and the outcome of such determination shall be reported to Indemnitee in writing within forty-five (45) days of the submission of such application.

11. Procedure Upon Application for Indemnification.

(a) Upon written application by Indemnitee for indemnification pursuant to Section 10(b) or written statement by Indemnitee for advances of Expenses pursuant to Section 9(b), a determination with respect to Indemnitee’s entitlement thereto pursuant to the mandatory terms of this Agreement, pursuant to statute, or pursuant to other sources of right to indemnity, and pursuant to Section 12 of this Agreement shall be made in the specific case: (i) by a majority vote of the Disinterested Directors, whether or not such directors otherwise would constitute a quorum of the Board; (ii) by a committee of Disinterested Directors designated by a majority vote of such directors, whether or not such directors would otherwise constitute a quorum of the Board, (iii) if there are no Disinterested Directors or if so requested by (x) the Indemnitee in his or her sole discretion or (y) the Disinterested Directors, by Independent Counsel in a written opinion to the Board, a copy of which shall be delivered to Indemnitee or (iv) by the stockholders of the Company. Indemnitee shall reasonably cooperate with the person, persons or entity making the determination with respect to Indemnitee’s entitlement to indemnification, including providing to such person, persons or entity upon reasonable advance request any documentation or information which is not privileged or otherwise protected from disclosure and which is reasonably available to Indemnitee and reasonably necessary to such determination. Any costs or expenses (including attorneys’ fees and disbursements) incurred by Indemnitee in so cooperating with the person, persons or entity making such determination shall be borne by the Company (irrespective of the determination as to Indemnitee’s entitlement to indemnification) and the Company hereby jointly and severally indemnify and agree to hold Indemnitee harmless from any such costs and expenses.

(b) If it is determined that Indemnitee is entitled to indemnification requested by the Indemnitee in a written application submitted to the Company pursuant to Section 10(b), payment to Indemnitee shall be made within ten (10) days after such determination. All advances of Expenses requested in a written statement by Indemnitee pursuant to Section 9(b) prior to a final determination of eligibility for indemnification shall be paid in accordance with Section 9.

(c) In the event the determination of entitlement to indemnification is to be made by Independent Counsel pursuant to Section 11(a) hereof, the Independent Counsel shall be selected as provided in this Section 11(c). If a Change in Control shall not have occurred, the Independent Counsel shall be selected by the Board, and the Company shall give written notice to Indemnitee advising him or her of the identity of the Independent Counsel so selected. If a Change in Control shall have occurred, the Independent Counsel shall be selected by Indemnitee (unless Indemnitee shall request that such selection be made by the Board, in which event the preceding sentence shall apply), and Indemnitee shall give written notice to the Company advising it of the identity of the Independent Counsel so selected. In either event, Indemnitee or the Company, as the case may be, may, within ten (10) days after such written notice of selection shall have been received, deliver to the Company or to Indemnitee, as the case may be, a written objection to such selection; provided, however, that such objection may be asserted only on the ground that the Independent Counsel so selected does not meet the requirements of “Independent Counsel” as defined in Section 2 of this Agreement, and the objection shall set forth with particularity the factual basis of such assertion.

Absent a proper and timely objection, the person so selected shall act as Independent Counsel. If a written objection is made and substantiated, the Independent Counsel so selected may not serve as Independent Counsel unless and until such objection is withdrawn or a court of competent jurisdiction has determined that such objection is without merit.

(d) If, within twenty (20) days after submission by Indemnitee of a written request for indemnification pursuant to Section 9(b) or 10(b) hereof, no Independent Counsel shall have been selected and not objected to, either the Company or Indemnitee may petition a court of competent jurisdiction for resolution of any objection which shall have been made by the Company or Indemnitee to the other’s selection of Independent Counsel and/or for the appointment as Independent Counsel of a person selected by the Court or by such other person as the Court shall designate, and the person with respect to whom all objections are so resolved or the person so appointed shall act as Independent Counsel under Section 11 (a) hereof.

(e) The Company shall pay the reasonable fees and expenses of the Independent Counsel and to fully indemnify such Independent Counsel against any and all Expenses, claims, liabilities and damages arising out of or relating to this Agreement or its engagement pursuant hereto.

(f) Upon the due commencement of any judicial proceeding or arbitration pursuant to Section 13(a) of this Agreement, any Independent Counsel shall be discharged and relieved of any further responsibility in such capacity (subject to the applicable standards of professional conduct then prevailing).

12. Presumptions and Effect of Certain Proceedings.

(a) Presumption in Favor of Indemnitee. In making a determination with respect to entitlement to indemnification hereunder, the person or persons or entity making such determination shall presume that Indemnitee is entitled to indemnification under this Agreement if Indemnitee has submitted an application for indemnification in accordance with Section 10(a) of this Agreement, and the Company shall have the burden of proof to overcome that presumption.

(b) No Presumption Against Indemnitee. Neither the failure of the Company (including by its Directors or Independent Counsel) to have made a determination prior to the commencement of any action pursuant to this Agreement nor an actual determination by the Company (including by its Directors or Independent Counsel) that Indemnitee has not met the applicable standard of conduct for indemnification shall be a defense to the action or create a presumption that Indemnitee has not met the applicable standard of conduct.

(c) Sixty Day Period for Determination. If the person, persons or entity empowered or selected under Section II of this Agreement to determine whether Indemnitee is entitled to indemnification shall not have made a determination within sixty (60) days after receipt by the Company of an application therefor, a determination of entitlement to indemnification shall be deemed to have been made and Indemnitee shall be entitled to such indemnification, absent (i) a misstatement by Indemnitee of a material fact, or an omission of a material fact necessary to make Indemnitee’s statement not materially misleading, in connection with the application for indemnification, or (ii) a prohibition of such indemnification under applicable law; provided, however, that such 60-day period may be extended for a reasonable time, not to exceed an additional thirty (30) days, if the person, persons or entity making the determination with respect to entitlement to indemnification in good faith requires such additional time for the obtaining or evaluating of documentation and/or information relating thereto.

(d) No Presumption from Termination of a Proceeding. The termination of any Proceeding or of any claim, issue or matter therein, by judgment, order, settlement or conviction, or upon a plea of nolo contendere, or its equivalent, shall not of itself adversely affect the right of Indemnitee to indemnification or create a presumption that Indemnitee did not act in good faith and for a purpose which he or she reasonably believed to be in or not opposed to the best interests of the Company or, with respect to any criminal Proceeding, that Indemnitee had reasonable cause to believe that his or her conduct was unlawful.

(e) Reliance as Safe Harbor. For purposes of any determination of good faith, Indemnitee shall be deemed to have acted in good faith if Indemnitee’s action or failure to act is based on the records or books of account of the Company or any Enterprise other than the Company, including financial statements, or on information supplied to Indemnitee by the officers of the Company or any Enterprise other than the Company in the course of their duties, or on the advice of legal counsel for the Company or any Enterprise other than the Company or on information or records given or reports made to the Company or any Enterprise other than the Company by an independent certified public accountant or by an appraiser or other expert selected by the Company or any Enterprise other than the Company, except if the Indemnitee knew or had reason to know that such records or books of account of the Company, information supplied by the officers of the Company, advice of legal counsel or information or records given or reports made by an independent certified public accountant or by an appraiser or other expert were materially false or materially inaccurate. The provisions of this Section 12(e) shall not be deemed to be exclusive or to limit in any way the other circumstances in which the Indemnitee may be deemed or found to have met any applicable standard of conduct.

(f) Actions of Others. The knowledge and/or actions, or failure to act, of any other director, officer, trustee, administrator, partner, member, fiduciary, employee or agent of the Company or any Enterprise other than the Company shall not be imputed to Indemnitee for purposes of determining the right to indemnification under this Agreement.

13. Remedies of Indemnitee.

(a) Adjudication/Arbitration. In the event that (i) a determination is made pursuant to Section 11 of this Agreement that Indemnitee is not entitled to indemnification under this Agreement, (ii) advancement of Expenses is not timely made pursuant to Section 9 of this Agreement, (iii) subject to Section 12(c), no determination of entitlement to indemnification shall have been made pursuant to Section 11 (a) of this Agreement within 60 days after receipt by the Company of the application for indemnification, or (iv) payment of indemnification is not made pursuant to Sections 3, 4, 5, 6, 7 and 11(b) of this Agreement within ten (10) days after a determination has been made that Indemnitee is entitled to indemnification, or after receipt by the Company of a written request for any additional monies owed with respect to a Proceeding as to which it already has been determined that Indemnitee is entitled to indemnification, Indemnitee shall be entitled to an adjudication by a court of his or her entitlement to such indemnification or advancement of Expenses. Alternatively, Indemnitee, at his or her option, may seek an award in arbitration to be conducted by a single arbitrator pursuant to the Commercial Arbitration Rules of the American Arbitration Association. The Company shall not oppose Indemnitee’s right to seek any such adjudication or award in arbitration.

(b) Indemnitee Not Prejudiced by Prior Adverse Determination. In the event that a determination shall have been made pursuant to Section 11(a) of this Agreement that Indemnitee is not entitled to indemnification, any judicial proceeding or arbitration commenced pursuant to this Section 13 shall be conducted in all respects as a de novo trial, or arbitration, on the merits, and Indemnitee shall not be prejudiced by reason of the prior adverse determination. In any judicial proceeding or arbitration commenced pursuant to this Section 13, the Company shall have the burden of proving Indemnitee is not entitled to indemnification or advancement of Expenses, as the case may be.

(c) Company Bound by Prior Determination. If a determination shall have been made pursuant to Section 11(a) of this Agreement that Indemnitee is entitled to indemnification, the Company shall be bound by such determination in any judicial proceeding or arbitration commenced pursuant to this Section 13, absent (i) a misstatement by Indemnitee of a material fact, or an omission of a material fact necessary to make Indemnitee’s statement not materially misleading, in connection with the application for indemnification, or (ii) a prohibition of such indemnification under applicable law.

(d) Expenses. In the event that Indemnitee, pursuant to this Section 13, seeks a judicial adjudication of or an award in arbitration to enforce his or her rights under, or to recover damages for breach of, this Agreement, Indemnitee shall be entitled to recover from the Company, and shall be jointly and severally indemnified by the Company against, any and all Expenses actually and reasonably incurred by him or her in such judicial adjudication or arbitration if it shall be determined in such judicial adjudication or arbitration that Indemnitee is entitled to receive all or part of the indemnification or advancement of Expenses sought which the Company had disputed prior to the commencement of the judicial proceeding or arbitration.

(e) Advances of Expenses. If requested by Indemnitee, the Company shall (within ten (10) days after receipt by the Company of a written request therefore) advance to Indemnitee the Expenses which are incurred by Indemnitee in connection with any judicial proceeding or arbitration brought by Indemnitee for indemnification or advance of Expenses from the Company under this Agreement or under any directors’ and officers’ liability insurance policies maintained by the Company, if the Indemnitee has submitted an undertaking to repay such Expenses if Indemnitee ultimately is determined to not be entitled to such indemnification, advancement of Expenses or insurance recovery, as the case may be. The Indemnitee’s financial ability to repay any such advances shall not be a basis for the Company to decline to make such advances.

(f) Precluded Assertions by the Company. The Company shall be precluded from asserting in any judicial proceeding or arbitration commenced pursuant to this Section 13 that the procedures and presumptions of this Agreement are not valid, binding and enforceable and shall stipulate in any such court or before any such arbitrator that the Company is bound by all the provisions of this Agreement.

14. Non-exclusivity; Survival of Rights; Insurance; Subrogation.

(a) Rights of Indemnitee Not Exclusive. The rights of indemnification and to receive advancement of Expenses as provided by this Agreement shall not be deemed exclusive of any other rights to which Indemnitee may at any time be entitled under applicable law, the Certificate of Incorporation, or the By-Laws, any agreement, vote of investors or a resolution of directors, members, partners, or otherwise. No right or remedy herein conferred by this Agreement is intended to be exclusive of any other right or remedy, and every other right and remedy shall be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent or subsequent assertion or employment of any other right or remedy.

(b) Survival of Rights. No amendment, alteration or repeal of this Agreement or of any provision hereof shall limit or restrict any right of Indemnitee under this Agreement in respect of any action taken or omitted by such Indemnitee in his or her Corporate Status prior to such amendment, alteration or repeal.

(c) Change of Law. To the extent that a change in Delaware law, or where applicable California law, whether by statute or judicial decision, permits greater indemnification or advancement of Expenses than would be afforded currently under the Certificate of Incorporation or the By-Laws, or this Agreement, it is the intent of the parties hereto that Indemnitee shall enjoy and be conferred by this Agreement the greater benefits so afforded by such change.

(d) Insurance. To the extent that the Company maintains an insurance policy or policies providing liability insurance for directors, officers, trustees, administrators partners, members, fiduciaries, employees, or agents of the Company or of any other Enterprise which such person serves at the request of the Company, Indemnitee shall be covered by such policy or policies in accordance with its or their terms to the maximum extent of the coverage available for any such director, trustee, partner, member, fiduciary, officer, employee or agent under such policy or policies. If, at the time the Company receives notice from any source of a Proceeding as to which Indemnitee is a party or a participant (as a witness or otherwise) the Company has director and officer liability insurance in effect that covers Indemnitee, the Company shall give prompt notice of such Proceeding to the insurers in accordance with the procedures set forth in the respective policies. The Company shall thereafter take all necessary or desirable action to cause such insurers to pay, on behalf of the Indemnitee, all amounts payable as a result of such Proceeding in accordance with the terms of such policies.

(e) Subrogation. In the event of any payment under this Agreement, the Company, shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee, who shall execute all papers required and take all action necessary to secure such rights, including execution of such documents as are necessary to enable the Company to bring suit to enforce such rights.

(f) Other Payments. The Company shall not be liable under this Agreement to make any payment of amounts otherwise indemnifiable (or for which advancement is provided hereunder) if and to the extent that Indemnitee has otherwise actually received such payment under any insurance policy, contract, agreement or otherwise.

(g) Other Indemnification. The Company’s obligation to indemnify or advance Expenses hereunder to Indemnitee who is or was serving at the request of the Company as a director, officer, trustee, administrator partner, member, fiduciary, employee or agent of any other Enterprise shall be reduced by any amount Indemnitee has actually received as indemnification or advancement of expenses from such Enterprise.

15. Duration of Agreement. This Agreement shall continue until and terminate upon the later of: (a) ten (10) years after the date that Indemnitee shall have ceased to serve as any of the following: a director, officer, agent or employee of the Company or as a director, officer, trustee, administrator partner, member, fiduciary, employee or agent of any other corporation, partnership, joint venture, trust, employee benefit plan or other Enterprise which Indemnitee served at the request of the Company; or (b) one (1) year after the final termination of any Proceeding (including after the expiration of any rights of appeal) then pending in respect of which Indemnitee is granted rights of indemnification or advancement of Expenses hereunder and of any proceeding commenced by Indemnitee pursuant to Section 13 of this Agreement (including any rights of appeal of any Proceeding commenced pursuant to Section 13). This Agreement shall be binding upon the Company and its respective successors and assigns and shall inure to the benefit of Indemnitee and his or her heirs, executors and administrators.

16. Severability. If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (a) the validity, legality and enforceability of the remaining provisions of this Agreement (including, without limitation, each portion of any Section of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that is not itself invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and shall remain enforceable to the fullest extent permitted by law; (b) such provision or provisions shall be deemed reformed to the extent necessary to conform to applicable law and to give the maximum effect to the intent of the parties hereto; and (c) to the fullest extent possible, the provisions of this Agreement (including, without limitation, each portion of any Section of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that is not itself invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested thereby.

17. Enforcement.

(a) The Company expressly confirms and agrees that it has entered into this Agreement and assumed the obligations imposed on it hereby in order to induce Indemnitee to serve, or to continue to serve, as a director or officer, of the Company, and the Company acknowledges that Indemnitee is relying upon this Agreement in serving or continuing to serve as a director or officer of the Company.

(b) This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral, written and implied, between the parties hereto with respect to the subject matter hereof.

18. Modification and Waiver. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by each of the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions of this Agreement nor shall any waiver constitute a continuing waiver.

19. Successors and Binding Agreement.

(a) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) and any acquiror of all or substantially all of the business or assets of the Company by agreement in form and substance reasonably satisfactory to Indemnitee and/or his or her counsel, expressly to assume and agree to perform this Agreement in the same manner and to the same extent the Company would be required to perform it if no such succession had taken place.

(b) This Agreement will be binding upon and inure to the benefit of the Company and any successor to the Company, including, without limitation, any person acquiring directly or indirectly all or substantially all of the business or assets of the Company whether by purchase, merger, consolidation, reorganization or otherwise (and such successor will thereafter be deemed the “Company” for purposes of this Agreement), but will not otherwise be assignable or delegatable by the Company.

(c) This Agreement will inure to the benefit of and be enforceable by the Indemnitee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, legatees and other successors.

(d) This Agreement is personal in nature and neither of the parties hereto will, without the consent of the other, assign or delegate this Agreement or any rights or obligations hereunder except as expressly provided in Sections 19(a), (b) and (c). Without limiting the generality or effect of the foregoing, Indemnitee’s right to receive payments hereunder will not be assignable, whether by pledge, creation of a security interest or otherwise, other than by a transfer by the Indemnitee’s will, devise, a grantor’s trust instrument under which the Indemnitee or his estate is the sole beneficiary, or by the laws of descent and distribution, and, in the event of any attempted assignment or transfer contrary to this Section 19(d), the Company will have no liability to pay any amount so attempted to be assigned or transferred.

20. Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given if: (i) delivered by hand and receipted for by the party to whom said notice or other communication shall have been directed, on the date of such receipt, or (ii) mailed by certified or registered mail with postage prepaid, on the third business day after the date on which it is so mailed:

(a) If to Indemnitee, at the address indicated on the signature page of this Agreement, or such other address as Indemnitee subsequently shall provide in writing to the Company.

(b) If to the Company to:

Medivation, Inc.

201 Spear Street, 3rd Floor

San Francisco, California 94105

Attention: Chief Financial Officer

or to any other address as may have been furnished to Indemnitee in writing by the Company.

21. Contribution. To the fullest extent permissible under applicable law, if the indemnification provided for in this Agreement is unavailable to Indemnitee for any reason whatsoever, the Company, in lieu of indemnifying Indemnitee, shall contribute to the amount incurred by Indemnitee, whether for judgments, fines, penalties, excise taxes, amounts paid or to be paid in settlement and/or for Expenses, in connection with any claim relating to an indemnifiable event under this Agreement, in such proportion as is deemed fair and reasonable in light of all of the circumstances of such Proceeding in order to reflect (i) the relative benefits received by the Company, on the one hand, and Indemnitee, on the other, as a result of the event(s) and/or transaction(s) giving cause to such Proceeding; and/or (ii) the relative fault of the Company, on the one hand (and its directors, officers, employees and agents) and Indemnitee, on the other, in connection with such event(s) and/or transaction(s).

22. Applicable Law and Consent to Jurisdiction. This Agreement and the legal relations among the parties shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without regard to its conflict of laws, principles or rules. Except with respect to any arbitration commenced by Indemnitee pursuant to Section 13 of this Agreement, the Company and Indemnitee hereby irrevocably and unconditionally (i) agree that any action or proceeding arising out of or in connection with this Agreement shall be brought only in the Chancery Court of the State of Delaware (the “Delaware Court”), and not in any other state or federal court in the United States of America or any court in any other country, (ii) consent to submit to the exclusive jurisdiction of the Delaware Court for purposes of any action or proceeding arising out of or in connection with this Agreement, (iii) irrevocably appoint, to the extent such party is not a resident of the State of Delaware, The Prentice-Hall Corporation System, Inc., 32 Lockerman Square, Suite L-100, Dover, County of Kent, Delaware 19901 as its agent in the State of Delaware as such party’s agent for acceptance of legal process in connection with any such action or proceeding against such party with the same legal force and validity as if served upon such party personally within the State of Delaware, (iv) waive any objection to the laying of venue of any such action or proceeding in the Delaware Court, and (v) waive, and agree not to plead or to make, any claim that any such action or proceeding brought in the Delaware Court has been brought in an improper or inconvenient forum.

23. Identical Counterparts. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original but all of which together shall constitute one and the same Agreement. Only one such counterpart signed by the party against whom enforceability is sought needs to be produced to evidence the existence of this Agreement.

24. Miscellaneous. Use of the masculine pronoun shall be deemed to include usage of the feminine pronoun where appropriate. The headings of the paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction thereof.

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IN WITNESS WHEREOF, the patrties have caused this Agreement to be signed as of the day and year first above written,

MEDIVATION, INC.		INDEMNITEE

By:	/s/ C. Patrick Machado	/s/ Cheryl Cohen
	Chief Financial Officer	Name: Cheryl Cohen

Address for Notices to Indemnitee:
[Address]

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